Exhibit 3.1

Amendment No. 2 to

Restated Bylaws of Pulmatrix, Inc.

Pursuant to Article SEVENTH of the Amended and Restated Certificate of Incorporation, as amended, of Pulmatrix, Inc., a Delaware corporation (the “Corporation”), Article X of the Restated Bylaws (as amended heretofore, the “Bylaws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Corporation are hereby amended as follows:

Section 7 of Article I (Proxies and Voting) is hereby deleted in its entirety and replaced with the following Bylaw:

“Section 7. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

All voting, including on the election of directors but excepting where otherwise required by law, may be by voice vote. Any vote not taken by voice shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

Except as otherwise provided by law, the Amended and Restated Certificate of Incorporation, as amended, these Bylaws or the rules and regulations of any applicable stock exchange, directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at such meeting of stockholders and entitled to vote on such election of directors. Except as otherwise required by law, the Amended and Restated Certificate of Incorporation, as amended, these Bylaws or the rules and regulations of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall be the act of the stockholders. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the votes cast by the stockholders of such class or series or classes or series present in person or represented by proxy at the meeting, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Incorporation, these Bylaws, or the rules and regulations of any applicable stock exchange.”

IN WITNESS WHEREOF, this Amendment No. 2 to the Restated Bylaws of Pulmatrix, Inc. is executed on February 11, 2025.

/s/ Peter Ludlum

Name:	Peter Ludlum
Title:	Interim Chief Executive Officer and Interim Chief Financial Officer